Exhibit 99.1

Friday, July 26, 2019

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR SECOND QUARTER 2019; DECLARES 28 CENT DIVIDEND

•	Record Net Income Increased to $0.96 per Share for Second Quarter, Up 41% Versus a Year Ago
•	Non-performing Assets Decreased to 0.49% of Total Assets, Down From 0.64% Last Quarter
•	Wealth Assets Under Administration Increased to $713 Million, Up $45 Million from One Year Ago

Lakeville, Connecticut, July 26, 2019 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2019.

Net income allocated to common shareholders was $2.7 million, or $0.96 per common share, for the quarter ended June 30, 2019 (second quarter 2019), compared with $2.4 million, or $0.87 per common share, for the first quarter ended March 31, 2019 (first quarter 2019), and $1.9 million, or $0.68 per common share, for the second quarter ended June 30, 2018 (second quarter 2018).

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “We reported record earnings in a quarter that reflected declining interest rates and persistent competition for loans and deposits. The mixed economic outlook, increased probability for interest rate reductions and renewed geo-political tensions contributed to flat overall loan growth compared with last quarter. Despite these challenges, our asset quality remains strong and our non-performing assets continue to decline. In this uncertain environment we remain intently focused on upholding our vigorous underwriting standards and enhancing profitability while we continue to provide outstanding service to our customers and earn the continued support of our investors.”

Net-Interest Income

Tax equivalent net interest income of $8.5 million for the second quarter 2019 decreased $76 thousand, or 0.9%, versus first quarter 2019, and increased $331 thousand, or 4.1%, versus second quarter 2018. Net interest income for the second quarter 2019 included a charge of $140 thousand for the write-off of unamortized premiums on purchased loans which paid off during the quarter. Average earning assets increased $11.6 million versus second quarter 2018, and increased $74.9 million versus second quarter 2018. Average total interest bearing deposits increased $27.6 million versus first quarter 2019 and increased $95.4 million versus second quarter 2018. The tax equivalent net interest margin for the second quarter 2019 was 3.19% compared with 3.28% for the first quarter 2019 and 3.31% for the second quarter 2018. The write-off of the unamortized premiums reduced second quarter tax equivalent net interest margin by approximately 0.05%.

Non-Interest Income

Non-interest income of $2.5 million for second quarter 2019 increased $521 thousand versus first quarter 2019 and increased $490 thousand versus second quarter 2018. Non-interest income for the second quarter 2019 included realized gains of $281 thousand on the sale of available-for-sale securities compared with realized losses of $9 thousand in the first quarter 2019 and realized gains of $17 thousand in the second quarter 2018.

Trust and Wealth Advisory fees increased $138 thousand versus first quarter 2019 and increased $95 thousand versus second quarter 2018. The quarter-over-quarter increase primarily reflected higher asset-based fees and seasonal tax preparation fees. The year-over-year increase primarily reflected higher asset-based fees. Assets under administration were $713 million as of June 30, 2019 compared with $692 million at March 31, 2019 and $668 million as of June 30, 2018. The increase from the first quarter 2019 was primarily attributed to growth in discretionary assets.

Service charges and fees increased $92 thousand versus first quarter 2019 and increased $120 thousand versus second quarter 2018. The increase from the first quarter 2019 and the second quarter 2018 reflected higher interchange and loan pre-payment fees. The increase from second quarter 2018 also reflected higher deposit fees.

Income from sales and servicing of mortgage loans was essentially unchanged versus first quarter 2019 and second quarter 2018. Mortgage loans of $0.3 million were sold during the second quarter 2019 compared with sales of $0.2 million for first quarter 2019. No mortgage loans were sold during the second quarter 2018.

Non-Interest Expense

Non-interest expense of $7.4 million for second quarter 2019 increased $228 thousand versus first quarter 2019 and increased $22 thousand versus second quarter 2018. Non-interest expense for the second quarter 2019 included a loss of $270 thousand on the sale of an OREO property compared with losses of $52 thousand and $1 thousand in the first quarter 2019 and second quarter 2018, respectively.

Total compensation expense decreased $176 thousand versus first quarter 2019 and increased $93 thousand from second quarter 2018. The decrease from first quarter 2019 primarily reflected lower payroll taxes and benefits expense and higher deferred expenses related to loan originations. The increase from second quarter 2019 primarily reflected higher benefits expense and lower deferred expenses related to loan originations.

Premises and equipment expense increased $31 thousand versus first quarter 2019 and decreased $97 thousand versus second quarter 2018. The increase from the first quarter 2019 primarily reflected higher building and machine maintenance and repairs expense, partly offset by a seasonal decrease in utilities costs. The decline versus second quarter 2018 was primarily attributed to costs incurred in the prior year second quarter associated with the relocation and consolidation of the Newburgh and Fishkill, N.Y. branches into new locations.

Data processing expenses, which also include data communications, increased $68 thousand versus first quarter 2019 and increased $21 thousand versus second quarter 2018. The increase from the first quarter 2019 primarily reflected higher core system data processing charges and ATM network processing fees. The increase from second quarter 2018 primarily reflected higher core system data processing charges and ATM network processing fees, which were partly offset by lower data communications expenses.

Professional fees increased $48 thousand versus first quarter 2019, and decreased $28 thousand versus second quarter 2018. The increase from the first quarter 2019 primarily reflected higher legal, consultation and investment management expenses partly offset by lower audit fees. The decline from the second quarter 2018 reflected lower consultation fees partly offset by higher audit and legal costs. The second quarter 2018 included one-time legal and consultation costs of approximately $75 thousand related to the acquisition of the Fishkill, N.Y. branch from Orange Bank & Trust Company.

Loan related expenses decreased $51 thousand compared to first quarter 2019 and decreased $156 thousand versus second quarter 2018. The decrease over both comparable periods was primarily driven by lower OREO carrying costs and litigation expense. The decline versus second quarter 2018 also reflected lower delinquent taxes paid on properties in the foreclosure process and other taxes.

The effective income tax rates for second quarter 2019, first quarter 2019 and second quarter 2018 were 18.1%, 17.8% and 14.4%, respectively.

Loans

Gross loans receivable decreased $0.4 million during second quarter 2019 to $919.5 million at June 30, 2019, compared with $919.9 million at March 31, 2019, and increased $39.3 million from $880.2 million at June 30, 2018. Balances by loan type for the comparative periods were as follows:

Loan Type	Q2 2019	Q1 2019	2Q 2018
Residential Real Estate	$419,811	$418,077	$407,123
Commercial Real Estate	298,121	300,626	283,939
Commercial & Industrial	163,487	167,503	150,911
Farm Land	3,714	4,155	4,432
Vacant Land	8,050	8,164	8,847
Municipal	19,782	15,702	18,608
Consumer	5,166	4,377	4,867
Deferred Fees	1,329	1,333	1,451
Gross Loans Receivable	$919,460	$919,937	$880,178

The ratio of gross loans to deposits for second quarter 2019 was 96.7% compared with 97.7% for first quarter 2019 and 98.1% for second quarter 2018.

Asset Quality

Asset quality continued to improve during the second quarter 2019. Non-performing assets decreased $1.7 million during second quarter 2019 to $5.5 million, or 0.49% of total assets at June 30, 2019, from $7.1 million, or 0.64% of total assets at March 31, 2019, and decreased $0.9 million from $6.4 million, or 0.58% of total assets, at June 30, 2018.

The amount of total impaired and potential problem loans decreased $0.7 million during the second quarter ended June 30, 2019 to $22.2 million (2.42% of gross loans receivable), compared to $22.9 million, or 2.49% of gross loans receivable at March 31, 2019, and decreased $1.1 million from $23.3 million, or 2.7% of gross loans receivable at June 30, 2018.

Accruing loans receivable 30-to-89 days past due increased $0.2 million during second quarter 2019 to $2.5 million, or 0.27% of gross loans receivable, from $2.2 million, or 0.24% of gross loans receivable at March 31, 2019, and increased $1.0 million from $1.5 million, or 0.17% of gross loans receivable at June 30, 2018.

The allowance for loan losses at June 30, 2019 was $8.9 million compared with $8.8 million at March 31, 2019 and $7.4 million at June 30, 2018.

The provision for loan losses expense was $151 thousand for second quarter 2019 versus $294 thousand for first quarter 2019, and $467 thousand for second quarter 2018. The decrease in the provision from both comparable periods primarily reflected lower loan growth and lower net charge-offs. Net loan charge-offs were $15 thousand for the second quarter 2019, $38 thousand for first quarter 2019 and $144 thousand for the second quarter 2018. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.97% for the second quarter 2019, versus 0.95% for first quarter 2019 and 0.84% for second quarter 2018.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits were $950.7 million at June 30, 2019 compared with $942.0 million at March 31, 2019 and $897.5 million at June 30, 2018. Deposits at June 30, 2019 included brokered deposits, including CDARS one-way buys, of $52.7 million compared with $49.7 million at March 31, 2019 and $12.2 million at June 30, 2018. Average total deposits for the second quarter 2019 were $947.1 million compared with $918.8 million at March 31, 2018 and $847.8 million at June 30, 2018. Average total deposits for the second quarter 2019 included average brokered deposits of $56.4 million compared with $42.2 million for first quarter 2019 and $9.3 million for second quarter 2018.

FHLB advances decreased $14.9 million during the quarter to $32.8 million at June 30, 2019 and decreased $46.8 million from June 30, 2018.

Capital

Book value per common share increased $0.78 during the second quarter to $38.59 per share and increased $3.21 from the second quarter 2018. Tangible book value per common share increased $0.85 during second quarter 2019 to $33.28 and increased $3.40 from the second quarter 2018.

Shareholders’ equity increased $2.8 million in second quarter 2019 to $108.9 million at June 30, 2019 as net income of $2.7 million, unrealized gains in the AFS portfolio of $0.8 million and the issuance of restricted stock awards of $0.1 million was partly offset by common stock dividends paid of $0.8 million.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2019, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.10%, 12.57%, and 11.54%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Second Quarter 2019 Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at its July 26, 2019 meeting. The dividend will be paid on August 30, 2019 to shareholders of record as of August 16, 2019.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to future results of Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended June 30, 2019, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under News & Market Information/Presentations.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)	June 30, 2019	December 31, 2018
ASSETS	(unaudited)
Cash and due from banks	$8,010	$7,238
Interest bearing demand deposits with other banks	40,503	51,207
Total cash and cash equivalents	48,513	58,445
Securities
Available-for-sale at fair value	100,149	91,818
CRA mutual fund	869	836
Federal Home Loan Bank of Boston stock at cost	2,839	4,496
Loans held-for-sale	403	—
Loans receivable, net (allowance for loan losses: $8,887 and $7,831)	910,573	909,279
Other real estate owned	401	1,810
Bank premises and equipment, net	17,609	18,175
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $4,700 and $4,497)	1,180	1,383
Accrued interest receivable	3,439	3,148
Cash surrender value of life insurance policies	15,355	14,438
Deferred taxes	707	1,276
Other assets	3,360	2,635
Total Assets	$1,119,212	$1,121,554
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$231,019	$228,448
Demand (interest bearing)	156,687	153,586
Money market	231,987	204,219
Savings and other	158,809	178,807
Certificates of deposit	172,221	161,679
Total deposits	950,723	926,739
Repurchase agreements	6,308	4,104
Federal Home Loan Bank of Boston advances	32,769	67,154
Subordinated debt	9,847	9,835
Note payable	263	280
Finance lease obligations	3,011	3,081
Accrued interest and other liabilities	7,343	6,902
Total Liabilities	1,010,264	1,018,095
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000;
Issued: 2,899,658 and 2,884,988
Outstanding: 2,823,476 and 2,806,781	282	281
Unearned compensation - restricted stock awards	(1,075)	(711)
Paid-in capital	44,382	43,770
Retained earnings	63,905	60,339
Accumulated other comprehensive income (loss), net	1,454	(220)
Total Shareholders' Equity	108,948	103,459
Total Liabilities and Shareholders' Equity	$1,119,212	$1,121,554

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three months ended		Six months ended
Periods ended June 30, (in thousands, except per share amounts)	2019	2018	2019	2018
Interest and dividend income
Interest and fees on loans	$9,880	$9,007	$19,814	$17,656
Interest on debt securities:
Taxable	583	532	1,204	992
Tax exempt	117	29	189	61
Other interest and dividends	252	181	479	340
Total interest and dividend income	10,832	9,749	21,686	19,049
Interest expense
Deposits	1,999	997	3,795	1,774
Repurchase agreements	4	1	7	3
Finance lease	46	48	92	83
Note payable	4	4	8	9
Subordinated debt	156	156	312	312
Federal Home Loan Bank of Boston advances	279	500	691	833
Total interest expense	2,488	1,706	4,905	3,014
Net interest and dividend income	8,344	8,043	16,781	16,035
Provision for loan losses	151	467	445	793
Net interest and dividend income after provision for loan losses	8,193	7,576	16,336	15,242
Non-interest income
Trust and wealth advisory	1,044	949	1,950	1,843
Service charges and fees	1,012	892	1,932	1,760
Gains (losses) on sales of mortgage loans, net	1	(1)	8	17
Mortgage servicing, net	80	84	156	167
Gains (losses) on CRA mutual fund	12	(7)	23	(20)
Gains on available-for-sale securities, net	281	17	272	16
Other	118	124	234	249
Total non-interest income	2,548	2,058	4,575	4,032
Non-interest expense
Salaries	2,959	2,939	5,952	5,785
Employee benefits	1,042	969	2,227	2,128
Premises and equipment	1,004	1,101	1,976	2,125
Data processing	577	556	1,086	1,042
Professional fees	583	611	1,118	1,230
OREO losses and write-downs	270	1	322	53
Collections and other real estate owned	79	235	209	316
FDIC insurance	140	123	303	253
Marketing and community support	151	222	307	463
Amortization of core deposit intangibles	99	116	203	236
Other	535	544	947	965
Total non-interest expense	7,439	7,417	14,650	14,596
Income before income taxes	3,302	2,217	6,261	4,678
Income tax provision	599	318	1,124	763
Net income	$2,703	$1,899	$5,137	$3,915
Net income allocated to common stock	$2,671	$1,877	$5,079	$3,873
Basic earnings per common share	$0.96	$0.68	$1.83	$1.40
Weighted average common shares outstanding, to calculate basic earnings per share	2,780	2,762	2,779	2,760
Diluted earnings per common share	$0.95	$0.68	$1.82	$1.39
Weighted average common shares outstanding, to calculate diluted earnings per share	2,800	2,779	2,795	2,780
Common dividends per share	$0.28	$0.28	$0.56	$0.56

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018
Total assets	$1,119,212	$1,118,925	$1,121,554	$1,098,715	$1,096,780
Loans receivable, net	910,573	911,188	909,279	898,625	872,796
Total securities	103,857	102,479	97,150	101,591	90,870
Deposits	950,723	941,969	926,739	902,161	897,481
FHLBB advances	32,769	47,712	67,154	67,596	79,538
Shareholders’ equity	108,948	106,109	103,459	100,767	99,180
Wealth assets under administration	713,319	691,731	648,027	690,448	667,933
Discretionary wealth assets under administration	464,537	444,110	398,287	435,357	397,637
Non-Discretionary wealth assets under administration	248,782	247,621	249,740	255,091	270,296
Non-performing loans	5,062	6,389	6,514	8,173	5,881
Non-performing assets	5,463	7,130	8,324	8,513	6,359
Accruing loans past due 30-89 days	2,473	2,228	2,165	1,784	1,507
Net interest and dividend income	8,344	8,437	8,615	8,500	8,043
Net interest and dividend income, tax equivalent(1)	8,486	8,562	8,736	8,615	8,155
Provision for loan losses	151	294	558	378	467
Non-interest income	2,548	2,027	2,824	2,088	2,058
Non-interest expense	7,439	7,211	7,909	7,329	7,417
Income before income taxes	3,302	2,959	2,972	2,881	2,217
Income tax provision	599	525	408	537	318
Net income	2,703	2,434	2,564	2,344	1,899
Net income applicable to common shareholders	2,671	2,408	2,528	2,311	1,877
Per share data
Basic earnings per common share	$0.96	$0.87	$0.91	$0.84	$0.68
Diluted earnings per common share	0.95	0.86	0.91	0.83	0.68
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	38.59	37.81	36.86	35.93	35.38
Tangible book value per common share - Non-GAAP(2)	33.28	32.43	31.45	30.47	29.88

Common shares outstanding at end of period (in thousands)	2,823	2,807	2,807	2,805	2,803
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,780	2,777	2,766	2,764	2,761
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,793	2,789	2,779	2,779	2,779

Profitability ratios
Net interest margin (tax equivalent)(1)	3.19%	3.28%	3.34%	3.29%	3.31%
Efficiency ratio(3)	65.81	66.15	69.13	66.91	70.87
Effective income tax rate	18.14	17.75	13.74	18.65	14.35
Return on average assets	0.97	0.89	0.92	0.85	0.69
Return on average common shareholders’ equity	10.07	9.45	9.99	9.26	7.68

Credit quality ratios
Non-performing loans to loans receivable, gross	0.55	0.69	0.71	0.90	0.67
Accruing loans past due 30-89 days to loans receivable, gross	0.27	0.24	0.24	0.20	0.17
Allowance for loan losses to loans receivable, gross	0.97	0.95	0.85	0.85	0.84
Allowance for loan losses to non-performing loans	175.56	136.96	120.21	94.77	125.51
Non-performing assets to total assets	0.49	0.64	0.74	0.77	0.58

Capital ratios
Common shareholders' equity to assets	9.73%	9.48%	9.22%	9.17%	9.04%
Tangible common shareholders' equity to tangible assets - Non-GAAP(2)	8.51	8.25	7.98	7.89	7.75
Tier 1 leverage capital (4)	9.10	8.98	8.83	8.66	8.98
Total risk-based capital (4)	12.57	12.38	12.09	11.91	11.92
Common equity tier 1 capital (4)	11.54	11.35	11.17	10.99	11.02

1 Adjusted to reflect the U.S. federal statutory tax benefit on income derived from tax-exempt securities and loans.

2 Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.

3 Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

4 Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018

Common Shareholders' Equity	$108,948	$106,108	$103,459	$100,767	$99,180
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(1,180)	(1,279)	(1,383)	(1,490)	(1,601)
Tangible Common Shareholders' Equity	$93,953	$91,014	$88,261	$85,462	$83,764
Total Assets	$1,119,212	$1,118,925	$1,121,554	$1,098,715	$1,096,780
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(1,180)	(1,279)	(1,383)	(1,490)	(1,601)
Tangible Total Assets	$1,104,217	$1,103,831	$1,106,356	$1,083,410	$1,081,364
Common Shares outstanding	2,823	2,807	2,807	2,805	2,803

Book value per Common Share – GAAP	$38.59	$37.81	$36.86	$35.93	$35.38
Tangible book value per Common Share - Non-GAAP	33.28	32.43	31.45	30.47	29.88

Consolidated:
Non-interest expense	$7,438	$7,211	$7,909	$7,329	$7,417
Less: Amortization of core deposit intangibles	(99)	(104)	(107)	(111)	(116)
Less: Foreclosed property expense including OREO gains, losses and Write downs	(271)	(103)	(260)	(52)	(71)
Adjusted non-interest expense	$7,068	$7,004	$7,542	$7,166	$7,230
Net interest and dividend income, tax equivalent	$8,486	$8,562	$8,736	$8,615	$8,155
Non-interest income	2,548	2,027	2,824	2,088	2,058
(Gains) losses on securities	(294)	(2)	(300)	6	(11)
BOLI proceeds receivable	—	—	(341)	—	—
Adjusted revenue	$10,740	$10,588	$10,909	$10,709	$10,202
Efficiency Ratio – Non-GAAP [1]	65.81%	66.15%	69.13%	66.91%	70.87%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q2 2019: 64.09%; Q1 2019: 64.51%; Q4 2018: 67.17%; Q3 2018: 65.65%; Q2 2018: 69.47%.